Exhibit 99.1

Hercules Technology Growth Capital Announces Fourth Quarter and Year End 2007 Financial Results

Record Growth in Revenues, Net Investment Income and Net Income

PALO ALTO, Calif.--(BUSINESS WIRE)--Hercules Technology Growth Capital, Inc. (NASDAQ:HTGC), the premier specialty finance company providing venture debt and equity to venture capital and private equity backed technology and life science companies at all stages of development, today announced its financial results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Highlights:

  Record revenues of $15.8 million, an increase of 82% over revenues of $8.7 million for the comparable period in 2006.
  Record net investment income before taxes during the quarter increased by 186% to $10 million, compared to $3.5 million in the fourth quarter of 2006. Net investment income per share was $0.31 for the fourth quarter of 2007, compared to $0.21 per share in the fourth quarter of 2006, exceeding our current dividend of $0.30 per share.
  Recorded net realized gains of $2.8 million and net unrealized gains of $8.0 million on warrants and equity investments. Hercules held warrant positions in 82 portfolio companies at the end of the fourth quarter of 2007, compared to warrants in 54 companies at the end of the fourth quarter of 2006.
  Net income grew by 424% to $20.6 million or $0.63 per share on 32.5 million basic shares outstanding versus $3.9 million or $0.23 per share on 16.9 million basic shares outstanding for the fourth quarter of 2006.
  Taxable income for the quarter was $0.33 per share.
  Commitments for the fourth quarter were $198 million, comprised of $191 million in debt commitments and $7 million of equity commitments.
  Fundings in the fourth quarter totaled $149 million. Debt funded in the quarter totaled $142 million and equity funding totaled $7 million.
  Declared tenth dividend since inception of $0.30 per share, payable on March 17, 2008 to shareholders of record as of February 15, 2008.

“In the fourth quarter we exceeded our previous records of new commitments and fundings as the venture capital market had its strongest quarter in six years,” said Manuel Henriquez, CEO of Hercules Technology. “Our business is also benefiting from the $128 million of capital that we raised in the first half of 2007, which, combined with our credit facilities and future principal repayments, is expected to sustain our investing activities into the second half 2008. In addition, we maintained a high level of credit quality in our portfolio due to the strength in the technology and life science markets and the continued support from the venture capital community of these companies.”

2007 Highlights:

  Revenues were $53.9 million, an 83% increase from $29.5 million in 2006.
  Net investment income before taxes was $32.5 million, or $1.15 per share. In 2006, net investment income for the Company was $11.1 million, or $0.83 per share, representing an increase of 192% year over year.
  Net income for 2007 was $42.4 million, or $1.50 per share, an increase of 273% compared to $11.4 million or $0.85 per share in 2006.
  Taxable income for the year was $34 million, or $1.21 per share, based upon 28.3 million weighted average shares outstanding. This compares to taxable income of $12.1 million, or $0.91 per share, based on 13.3 million weighted shares outstanding in 2006.
  Total debt commitments were $481 million, as compared to $240 million in the year 2006, representing an increase of 100% year over year.
  Total fundings were $367 million for 2007 of which debt fundings totaled $355 million, as compared to $193 million in the prior year, and equity investments totaled $12 million, as compared to $3 million in 2006.
  Total unfunded debt commitments were $131 million as of December 31, 2007.
  Overall weighted average yield to maturity on the company’s loan portfolio was 12.70%, compared to 12.64% in 2006.

Fourth Quarter Review and Operating Results

During the quarter, Hercules entered into agreements to provide debt financing of $191 million and funded a total of $142 million in debt investments. In addition, Hercules made equity commitments and investments totaling $7 million during the quarter.

Proceeds from principal repayments were $43 million, comprised of normal principal repayments, early repayments and pay downs on working capital lines of credit.

During the fourth quarter, Hercules recognized $8 million of net unrealized appreciation from its warrant and equity investments.

As of December 31, 2007, Hercules had unfunded debt commitments of $131 million to 29 portfolio companies. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements. In addition, the Company executed non-binding term sheets totaling $36 million for proposed future commitments. These proposed investments are subject to completion of the Company’s due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies. Not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Investment Portfolio

The fair value of Hercules’ investment portfolio at quarter-end was $530 million, representing investments in 94 portfolio companies as compared to $283 million at the end of the fourth quarter of 2006.

The fair value of the loan portfolio was $482 million invested in 77 portfolio companies compared to a fair value of $267 million invested in 56 portfolio companies at the end of the fourth quarter 2006.

The fair value of the equity portfolio was $26 million invested in 32 portfolio companies, compared to a fair value of $8 million invested in 11 portfolio companies at the end of the fourth quarter of 2006.

Hercules held warrant positions in 82 portfolio companies, with a fair value of $22 million at December 31, 2007, as compared to $8 million fair value at December 31, 2006. This represents a 156% increase in the fair value of the warrant portfolio from December 31, 2006 to December 31, 2007. If exercised, these warrant holdings at December 31, 2007 would allow Hercules to invest approximately $50 million if such warrants were exercised.

The effective yield on our debt investments during the quarter was 13.9% and is attributed in part to higher interest charges and fees related to loan restructurings and acceleration of fee income recognition from early loan repayments. The overall weighted average yield to maturity on the Company’s loan portfolio was 12.7% as of December 31, 2007. The weighted average yield to maturity is computed using interest rates in effect at inception of each of the loans, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and based on the assumption that all contractual loan commitments have been fully funded and held to maturity.

Income Statement

Continued growth of Hercules’ debt investments contributed to an 82% increase in total investment income to $15.8 million during the fourth quarter of 2007, as compared to $8.7 million in the fourth quarter of 2006.

Interest expense and loan fees driven by borrowing activities were $1.8 million during the fourth quarter, an increase of 22%, as compared to $1.4 million in the same quarter of the previous year. Hercules had a weighted average debt balance outstanding during the quarter of $85 million and a weighted average cost of debt of 6.35% at December 31, 2007.

The Company’s SBA borrowings bear interest at an interim rate of LIBOR plus 30 basis points until fixed at the semi-annual meeting of the SBA. The rate becomes fixed at the time of the SBA pooling, which generally occurs in September and March each year and is set to the 10 year treasury rate at that time plus a spread and an annual SBA charge, which taken together currently approximates a range of 160 to 180 basis points.

Total operating expenses, excluding interest expense and loan fees, for the fourth quarter of 2007 were $4.1 million as compared to $3.8 million for the fourth quarter of 2006. The increase as compared to the quarter ended December 31, 2006 was primarily attributable to higher compensation expense related to an increase in new employees and compensation-related accruals. General and administrative expenses were $984,000, or approximately $384,000 less than the $1.4 million incurred during the fourth quarter of 2006. The decrease was primarily attributed to the recovery of expenses in the fourth quarter related to portfolio company workouts that occurred in the prior quarters.

Net investment income before provision for excise taxes for the fourth quarter of 2007 was $10 million, which represents an increase of 186%, compared to $3.5 million for the fourth quarter of 2006. Net investment income before provision for excise taxes on 32.5 million basic shares outstanding, was $0.31 per share in the fourth quarter of 2007, compared to $0.21 per share in the comparable quarter of 2006 on 16.9 million basic shares outstanding.

Hercules recorded a provision for excise tax of $139,000 primarily related to long-term capital gains that will be spilled over and paid out as dividends to shareholders in 2008. Excess taxable income spilled over and paid out in the next year is generally subject to a 4% excise tax.

Net realized gains of $2.8 million recognized during the fourth quarter were primarily attributed to gains in two portfolio companies.

Hercules recognized net unrealized appreciation on investments of approximately $8.0 million during the fourth quarter of 2007. The net unrealized appreciation was attributed to increased valuations of Hercules’ private and public warrant and equity portfolio.

Dividends

The Company distributed a dividend of $0.30 per share to its shareholders during the fourth quarter. This distribution was the ninth consecutive quarterly dividend paid and brings total distributions to $2.425 per share since its initial public offering in June 2005.

The Board of Directors declared a fourth quarter dividend of $0.30 per share. The dividend will be payable on March 17, 2008 to shareholders of record as of February 15, 2008. This is the Company’s tenth consecutive dividend declaration since its initial public offering, and will bring the total cumulative dividend declared to date to $2.725 per share.

The Company expects to distribute approximately $4.2 million from the spill over of earnings from 2007 to its shareholders in 2008 as additional dividends.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. The tax attributes of its distributions for the year ended December 31, 2007 were paid 100% from ordinary income. There can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2008 distributions to shareholders will actually be. The Company’s dividend is paid from taxable income.

Liquidity and Capital Resources

At December 31, 2007, the Company’s net assets were $401 million, with a net asset value per share of $12.31 as compared $11.65 per share at the end of the fourth quarter of 2006.

The Company ended the fourth quarter with $7.9 million in cash and cash equivalents.

Currently, Hercules’ $250 million credit facility, combined with the $127 million available under the SBA program, allows it access to $377 million in capital. At December 31, 2007, $79 million was outstanding under the credit facility and $55 million was outstanding under the SBA debentures, leaving $243 million available to borrow, subject to certain credit and regulatory limitations.

Based on Hercules’ existing stockholders’ equity and its SEC exemptive relief for borrowings available under the SBA debenture program, the Company has the potential to leverage its balance sheet in excess of $500 million. This figure assumes Hercules is able to renew and expand its existing credit facilities, which it anticipates renewing by May 2008. The Company had $134 million in debt outstanding as of December 31, 2007, representing a leverage ratio of 33%.

Portfolio Asset Quality and Diversification

As of December 31, 2007, grading of the debt portfolio, excluding warrants and equity investments, was as follows:

Grade 1	$28 million or 5.7% of the total portfolio
Grade 2	$342 million or 70.9% of the total portfolio
Grade 3	$103 million or 21.4% of the total portfolio
Grade 4	$9 million or 2.0% of the total portfolio
Grade 5	None

At December 31, 2007, the weighted average loan grade of the portfolio was 2.20 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.20 as of September 30, 2007. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of December 31, 2007 was as follows:

  21.5% in communications and networking companies
  20.3% in drug discovery companies
  11.1% in information services
  9.6% in electronics and computer hardware companies
  7.4% in software companies
  5.5% in specialty pharmaceutical companies
  4.8% in semiconductor companies
  4.3% in drug delivery companies
  4.3% in therapeutic companies
  3.2% in Internet companies
  2.6% in biotechnology tools companies
  1.4% in media/content/info companies
  1.3% in energy companies
  1.3% in surgical device companies
  0.5% in advanced specialty material and chemical companies
  0.5% in consumer and business product companies
  0.4% % in diagnostic companies

Subsequent Events

On February 5, 2007, Ageia Technologies, a previously graded 3 portfolio company with a loan balance of $5.0 million at December 31, 2007, announced that it is being acquired by NVIDIA Corporation, subject to customary closing conditions.

Conference Call

Hercules has scheduled its 2007 fourth quarter financial results conference call for February 7, 2008 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (888) 812-8536 or (913) 312-6696 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 203-1112 or (719) 457-0820 and enter passcode 9643711.

The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HerculesTech.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 90 days.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products up and down the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder, San Diego and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.HTGC.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share data)

	December 31,
	2007	December 31,
	(unaudited)	2006
Assets
Investments, at value (cost of $519,449 and $279,946 respectively)	$529,972	$283,234
Deferred loan origination revenue	(6,593)	(3,451)
Cash and cash equivalents	7,856	16,404
Interest receivable	6,387	2,907
Other assets	4,321	2,048
Total assets	541,943	301,142

Liabilities
Accounts payable	180	540
Accrued liabilities	6,776	4,189
Short-term loans payable	79,200	41,000
Long-term loans payable	55,050	-
Total liabilities	141,206	45,729
Net assets	$400,737	$255,413

Net assets consist of:
Par value	$33	$22
Capital in excess of par value	393,530	257,235
Deferred stock compensation	(78)	-
Unrealized appreciation on investments	10,129	2,861
Accumulated realized gains on investments	819	(1,972)
Distributions in excess of investment income	(3,696)	(2,733)
Total net assets	$400,737	$255,413

Shares of common stock outstanding ($0.001 par value, 60,000,000 authorized)	32,543	21,927

Net asset value per share	$12.31	$11.65
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

			Year
	Three Months Ended		Ended	Year
	December 31,		December 31,	Ended
	2007		2007	December 31,
	(unaudited)	2006	(unaudited)	2006
Investment income:
Interest	$14,361	$7,770	$48,757	$26,278
Fees	1,429	919	5,127	3,230
Total investment income	15,790	8,689	53,884	29,508
Operating expenses:
Interest	1,401	1,315	4,404	5,770
Loan fees	354	123	1,290	810
General and administrative	984	1,368	5,424	5,409
Employee Compensation:
Compensation and benefits	2,777	2,202	9,135	5,779
Stock-based compensation	285	189	1,127	618
Amortization of restricted stock awards	8	-	13	-
Total employee compensation	3,070	2,391	10,275	6,397
Total operating expenses	5,809	5,197	21,393	18,386

Net investment income before provision for income tax and investment gains and losses	9,981	3,492	32,491	11,122
Income tax expense	-	-	2	643
Net investment income	9,981	3,492	32,489	10,479

Net realized gain (loss) on investments	2,788	1,020	2,791	(1,604)
Excise tax expense	(139)	-	(139)	-
Net increase (decrease) in unrealized appreciation on investments	8,002	(572)	7,268	2,508
Net realized and unrealized gains	10,651	448	9,920	904
Net increase in net assets resulting from operations	$20,632	$3,940	$42,409	$11,383

Net investment income per common share:
Basic	$0.31	$0.21	$1.15	$0.83

Diluted	$0.31	$0.20	$1.14	$0.82

Net income per common share:
Basic	$0.63	$0.23	$1.50	$0.85

Diluted	$0.63	$0.23	$1.49	$0.84

Weighted average shares outstanding
Basic	32,541	16,897	28,295	13,352

Diluted	32,599	17,196	28,387	13,527

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com